Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of (i) our report dated October 29, 2007, relating to the combined financial statements of the HK Energy Partners LP Predecessor, (ii) our report dated October 29, 2007, relating to the statements of revenues less direct operating expenses—assets acquired from KCS Energy, Inc., (iii) our report dated October 29, 2007, relating to the balance sheet of HK Energy Partners LP, and (iv) our report dated October 29, 2007, relating to the balance sheet of HK Energy Partners GP LP, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

October 29, 2007